Execution Copy

                            SHARE EXCHANGE AGREEMENT

        THIS SHARE EXCHANGE AGREEMENT (the "Agreement") made as of this 30th day of September, 2005 (the "Effective Date"), by and among ShowToGo, LLC, a Delaware limited liability company that will have been converted into a Delaware corporation effective immediately prior to the Closing (as defined in Section
2.6 below) with its principal address at 214 Fairview Road Narberth, Pennsylvania 19072 (hereinafter, referred to collectively as "STG" unless specified otherwise); David Solomon ("Solomon"), the sole equity holder of STG; and Lincoln International Corporation ("LNLA"), a Delaware corporation with its principal address at 641 Lexington Avenue, 25th Floor, New York, New York 10022, and Nathan Low (solely as to Section 8.2).

                                  INTRODUCTION

         WHEREAS LNLA is a publicly traded corporation currently listed on the NASD Over-the-Counter Bulletin Board under the symbol "LCNAE";

         WHEREAS, STG is a limited liability company that is engaged in providing DVD rental and sales through fully automated DVD-dispensing machines;

         WHEREAS, immediately prior to the Closing, STG will have been reconstituted as a Delaware corporation;

         WHEREAS, Solomon owns all of the membership interests in STG as presently constituted as a limited liability company and will own all of the issued and outstanding shares of capital stock of STG upon being reconstituted as a corporation;

         WHEREAS, Solomon desires to exchange (the "Exchange") all of his shares of the capital stock of STG for an aggregate of 22,968,000 of the common stock of LNLA, par value $.001 (the "LNLA Stock") with the result being that Solomon will, at the Closing, become the holder of 88% of the issued and outstanding common stock of LNLA, on a fully diluted, post merger but pre-Offering (as defined below) basis taking into account any dividends or splits of the LNLA Stock (the "Solomon Shares") and Sunrise Securities Corp. and/or its designees shall receive an aggregate of 522,000 shares of the LNLA Stock, such amount of shares constituting, at the Closing, 2% of the issued and outstanding LNLA Stock, on a fully diluted, post merger but pre-Offering basis taking into account any dividends or splits of the LNLA Stock (the "Sunrise Shares") (the Solomon Shares and the Sunrise Shares collectively referred to hereinafter as the "Exchange Shares"); and

         WHEREAS, there shall be an offering to sell up to a maximum of 140 units (the "Units") at a price of $25,000 per Unit, each Unit consisting of 131,579 shares of LNLA Stock and Warrants to purchase 131,579 shares of the LNLA Stock at an exercise price of $0.26 per share, for an aggregate purchase price of up to a maximum of $3,500,000 (the "Offering") with the Closing of the Exchange occurring upon the receipt and acceptance of at least $2,000,000 in subscriptions (representing a minimum of 80 Units) having been placed into escrow;

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound hereby, do mutually agree as follows:

                                    ARTICLE I
                        DEFINITIONS, DISCLOSURE SCHEDULE

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings indicated below:

        "Contract" shall mean any agreement, contract, license, indenture, lease, mortgage, license, plan, arrangement, commitment or instrument including any note or other debt instrument (whether written or oral).

        "Enforceability Exceptions" shall mean the extent to which enforceability of an Obligation may be limited by applicable bankruptcy, insolvency, re-organization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

        "GAAP" shall refer to generally accepted accounting principles as applicable in the United States.

        "Knowledge" shall mean with respect to a party's awareness of the presence or absence of a fact, event or condition (a) actual knowledge plus, if different, (b) the knowledge that would be obtained if such party conducted itself faithfully and exercised sound discretion in the management of his own affairs.

        "Laws" shall mean all laws, common laws, rules, regulations, ordinances, codes, judgments, injunctions, orders, writs, decrees, permits, policies and other requirements of the United States and other jurisdictions to which STG and LNLA, as applicable, are subject.

        "Liabilities" shall mean any indebtedness, liability, loss, damage, deficiency, Obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement including the notes thereto.

        "Lien" means any mortgage, pledge, lien, encumbrance, charge, adverse claim or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any third party option or other agreement to sell and any filing of or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).

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

        "LNLA Disclosure Documents" shall refer to the disclosures made in the SEC Filings (as hereinafter defined) as well as the Schedule of Exceptions (as hereinafter defined) for LNLA updated as of Closing.

        "LNLA Holders" shall mean the shareholders of record of LNLA Stock immediately prior to the Closing of the Exchange.

        "Material Adverse Effect" or "Material Adverse Change" with respect to a party means an adverse change which would in the aggregate have material adverse effect on the assets, Liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects on a consolidated or combined basis of such party.

        "Obligations" shall mean all Liabilities, debts, amounts due, or contracts existing as of the Closing and any claims or causes of action arising out of or as a result of actions taken prior to Closing, as well as any and all expenses and costs related thereto.

        "Private Placement Memorandum" shall mean that certain Private Placement Memorandum relating to the Offering.

        "Person" shall mean any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, company, estate, unincorporated organization or governmental entity.

        "Schedule of Exceptions" shall mean the schedule that may be attached to and made part of this Agreement containing any exceptions to any representations made in this Agreement, which such schedule shall be organized into paragraphs corresponding to the sections of this Agreement.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "SEC Filings" shall mean all registration statements filed pursuant to the Securities Act or reports filed by LNLA pursuant to the Securities Exchange Act since August 6, 2003.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "STG Disclosure Documents" shall refer to the disclosures made in the Private Placement Memorandum and the Schedule of Exceptions for STG updated as of Closing.

        "Subsidiary" shall refer to any corporations or other entities in which a Person has a majority interest or which is otherwise controlled by such Person.

        "Taxes" shall mean any income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon.

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

        "Transactions" shall mean, in respect of any party, all transactions set forth in or contemplated by this Agreement that involve, relate to or affect such party, including, without limitation, the Exchange.

                                   ARTICLE II
                                THE TRANSACTIONS

     2.1 The Exchange. At the Closing (as defined in Section 2.6), Solomon shall receive such shares representing an aggregate of eighty-eight percent (88%) of the issued and outstanding LNLA Stock (on a fully diluted, post-merger but pre-Offering basis taking into account any dividends or splits of the LNLA Stock occurring prior to the Closing) and Sunrise Securities Corp. and/or its designees shall receive an aggregate of two percent (2%) of the issued and outstanding LNLA Stock (on a fully diluted, post-merger but pre-Offering basis taking into account any dividends or splits of the LNLA Stock occurring prior to the Closing) as set forth on the attached Exhibit A, in exchange, LNLA shall receive shares of STG representing all of the outstanding capital stock of STG.

     2.2 Transfer of Board Control and Public Notice. At the Closing, Derek Caldwell and Samir N. Masri shall have submitted their written resignations from the Board of LNLA effective as of that date and, as requested to do so by STG or Solomon, shall have elected its nominees to the Board of Directors of LNLA (the "Board") effective on Closing. Within the time prescribed by Rule 14f-1 of the Securities Exchange Act, counsel to STG shall prepare, and LNLA shall file, an Information Statement on Schedule 14f-1 pursuant to the Securities Exchange Act regarding the election of directors as designated by Solomon and the concurrent resignation of those directors of LNLA to be effected at the Closing.

     2.3 Payment. In consideration for the Exchange, STG shall make the following payments at Closing: (a) the sum of One Hundred Eleven Thousand Dollars ($111,000), less (i) all expenses paid by the LNLA Holders on behalf of LNLA prior to the Closing (the "LNLA Expenses") and (ii) the PZGP Fees as defined in Section 9.1, pro-rata to each of the LNLA Holders immediately prior to the Closing based on the number of shares of LNLA Stock owned by each of them immediately prior to Closing; and (b) the sum of Sixty-Five Thousand Dollars ($65,000) to Nathan Low ("Low") in redemption of the convertible notes issued by LNLA to Low (the "Low Notes"). The amounts paid by STG net of the adjustments set forth in this paragraph 2.3 shall be distributed to the LNLA Holders promptly following the Closing of the Exchange, pro rata based on the relative number of shares of LNLA Stock owned by each of them immediately prior to the Closing.

         2.4      Cancellation of Rights.

         (a) On or before the Closing, LNLA shall cancel or redeem all outstanding options, warrants or rights to purchase or subscribe for any equity securities, or other ownership interests of LNLA, Obligations of LNLA, whether absolute or contingent, to issue any shares of equity securities or other ownership interests, debt or equity securities directly or indirectly convertible into any equity securities of LNLA, and any shareholder agreements, options, rights of first refusal or other similar rights with respect to the capital stock of LNLA.

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

         (b) On or before the Closing, STG shall cancel, redeem or otherwise agree to have LNLA assume, post-Closing, all outstanding rights to purchase or subscribe for any membership interest, equity securities, or other ownership interests of STG, Obligations of STG, whether absolute or contingent, to issue any shares of equity securities or other ownership interests, debt or equity securities directly or indirectly convertible into any equity securities of STG, and any agreements, options, rights of first refusal or other similar rights with respect to the membership interests of STG.

         2.5 Redemption of Convertible Note. Upon receipt of the payment set forth in Section 2.3(b), Low shall surrender to STG the Low Notes marked "Paid in Full" and "Cancelled."

         2.6 Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall occur as soon as practicable after the date when at least $2,000,000 has been placed in escrow in connection with the Offering or on such date as the parties hereto may agree, provided that the parties have made the deliveries required in Article III hereof and all conditions set forth in Articles VI and VII have been fulfilled or waived in writing and this Agreement has not been terminated pursuant to Section 9.12 hereof. The Closing shall be held at the offices of Flamm, Boroff & Bacine, P.C., 794 Penllyn Pike, Blue Bell, Pennsylvania 19422 or such other place as the parties may mutually agree but in no event shall the Closing occur later than sixty (60) days after the Private Placement Memorandum is first sent to prospective investors for the Offering (unless such date shall be extended by the mutual written agreement of the parties hereto) and may be effected by the exchange of fax copies or overnight delivery of executed documents by the respective parties. The date upon which such Closing shall occur shall be referred to as the "Closing Date."

         2.7. Conversion to Corporate Form. STG shall have been reconstituted as a Delaware corporation immediately prior to the Closing.

         2.8. Standstill. Between execution of this Agreement and Closing, Solomon shall not, directly or indirectly, sell, transfer or assign any of his interest in STG.

         2.9 Best Efforts. Each party shall have used its best efforts to do all other acts within its power and control as may be necessary for the Closing to occur.

         2.10. Conflicts of Interest. The parties hereby acknowledge that Nathan Low, the principal shareholder of LNLA, is also the President and sole shareholder of Sunrise Securities Corp, the placement agent for the Offering, and hereby waive any potential conflict of interest arising therefrom. The parties further acknowledge and agree that this Agreement and the transactions contemplated hereby were negotiated and conducted on an arms length basis.

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

                                   ARTICLE III
                               CLOSING DELIVERIES

         3.1 Closing Deliveries by STG. At the Closing, in addition to documents referred to elsewhere herein, STG shall deliver, or cause to be delivered to LNLA in a form reasonably satisfactory to LNLA and its counsel:

                  (a) Stock Certificate(s) owned by Solomon representing all the shares of capital stock of STG to be transferred to LNLA as set forth in Section
2.1 of this Agreement;

                  (b) a Certificate of Solomon affirming the accuracy of STG's and his representations and warranties, as of the Closing Date and that all conditions required to be fulfilled by STG have been fully performed and complied with by, the Closing Date;

                  (c) the Opinion of Counsel for STG as provided for in Section
7.6 hereof;
                  (d) a Certificate of the chief executive officer of STG that the Vending Agreement between STG and Albertson's Inc., a Delaware corporation, dated April 30, 2005, regarding the distribution of STG's products: (i) is in full force and effect, (ii) has not been amended in any way, (iii) that there is no outstanding breach of such agreement, and (iv) that no condition exists that with the passing of time or the giving of notice would result in a breach of such agreement;

                  (e) a Certificate of the chief executive officer of STG that the Purchase Agreement between STG and Y.A.F. Automatic Video Machines LTD, an Israeli company, dated February 1, 2005, for the exclusive distribution of Y.A.F. Automatic Video Machines LTD's DVD machines in the United States (i) is in full force and effect, (ii) has not been amended in any way, (iii) that there is no outstanding breach of such agreement, and (iv) that no condition exists that with the passing of time or the giving of notice would result in a breach of such agreement;

                  (f) the sum of One Hundred Eleven Thousand Dollars ($111,000), minus the LNLA Expenses and the PZGP Fees (as defined in Section 9.1), paid by STG or Solomon by wire or certified check to the LNLA Holders, pro rata based on the respective number of shares of LNLA Stock held immediately prior to Closing;

                  (g) the sum of Sixty-Five Thousand Dollars ($65,000) paid to Nathan Low by STG or Solomon with respect to the Low Notes by wire or certified check;

                  (h) proof satisfactory to legal counsel for LNLA that all outstanding rights to acquire membership interests in STG or similar rights have been terminated; and

                  (i) such other documents as LNLA or its counsel may reasonably request.

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

         3.2 Closing Deliveries by LNLA. At the Closing, LNLA shall deliver or cause to be delivered to STG or to others at the direction of Solomon, from LNLA or other third parties, including officers of LNLA, in a form reasonably satisfactory to STG and its counsel:

                  (a) Certified copies of resolutions of the Board and LNLA Holders holding at least a majority of the outstanding shares of LNLA Stock approving the Exchange and all related transactions and documents as of the date of execution hereof and approving and authorizing, as of the Closing date: (i) the cancellation of all derivative securities rights pursuant to paragraph 2.4 hereof and (ii) the election of the nominees of STG or Solomon to the Board;

                  (b) Proof of filing with the SEC of the Information Statement on Schedule 14f-1;

                  (c) Certificates representing the Exchange Shares to be issued pursuant to the Exchange;

                  (d) Certificate of the authorized Officer of LNLA affirming the accuracy of LNLA's representations and warranties as of the Closing Date and that all conditions required to be fulfilled by LNLA have been fully performed and complied with by, the Closing Date;

                  (e) the resignations of Derek Caldwell and Samir Masri as directors and officers of LNLA;

                  (f) the Low Notes marked "Paid in Full" and "Cancelled";

                  (g) the Opinion of Counsel for LNLA as provided for in Section
6.7 hereof;

                  (h) proof satisfactory to legal counsel for STG that all outstanding options, warrants or other similar rights to acquire securities of LNLA have been terminated; and

                  (i) such other documents as Solomon or counsel to STG may reasonably request.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF LNLA

        Except as set forth in the LNLA Disclosure Documents, LNLA makes the following representations and warranties to STG and Solomon on and as of the date hereof with the knowledge and understanding that STG and Solomon are relying materially upon such representations and warranties:

         4.1 Organization and Standing of LNLA. LNLA is a corporation duly organized, validly existing and in good standing under the laws of Delaware. LNLA has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each jurisdiction where such qualification is necessary except where the failure to qualify will not have a Material Adverse Effect. The copies of the Certificates of Incorporation and By-laws of LNLA as amended to date, and made available to STG, are true and complete copies of those documents as now in effect.

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

         4.2 Capitalization. The authorized capital stock of LNLA, consists of 500,000,000 shares of common stock of which 2,610,000 shares are issued and outstanding and 50,000,000 shares of blank check preferred of which no shares are issued. The shares of LNLA Stock that are issued and outstanding are duly authorized, validly issued and outstanding, fully paid and nonassessable, are not subject to any Lien and were not issued in violation of the preemptive rights of any person. Notwithstanding the Exchange contemplated by this Agreement and except as contemplated by the Low Notes or as set forth in the Disclosure Documents, there are no outstanding (a) options, warrants or rights to purchase or subscribe for any equity securities, or other ownership interests of LNLA, (b) Obligations of LNLA, whether absolute or contingent, to issue any shares of equity securities or other ownership interests (other than as contemplated by the Offering post-Closing of the Exchange), (c) debt or equity securities directly or indirectly convertible into any equity securities of LNLA or (d) any shareholder agreements, options, rights of first refusal or other similar rights with respect to the capital stock of LNLA. Until the earlier of the Closing or the termination of this Agreement pursuant to Section 9.12 hereof, LNLA shall not authorize any dividend, stock split, options, warrants or other stock rights to any party other than STG.

         4.3 No Other Subsidiaries. LNLA has no Subsidiary and no interest in any other corporation, partnership, joint venture or other entity.

         4.4 Authority. LNLA has the requisite authority to execute, deliver and perform this Agreement. This Agreement constitutes, when executed and delivered by LNLA in accordance herewith, the legal, valid and binding Obligations of LNLA, enforceable in accordance with its respective terms, subject to the Enforceability Exceptions.

         4.5 Contracts. There are no Contracts to which LNLA is a party or by which it is bound.

         4.6 Litigation. There is no claim, action, proceeding, or investigation pending or, to its Knowledge, threatened against or affecting LNLA before or by any court, arbitrator or governmental agency or authority. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against LNLA and with respect to any action or claim covered by insurance, LNLA has complied with all requirements of any such policy which are conditions to the defense and continued defense of such claim or action.

         4.7 Taxes. LNLA has duly filed all returns required, in the opinion of its tax accountants, to be filed by it. To the Knowledge of LNLA such returns were, when filed, and are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. LNLA has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date. LNLA is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and, to the best of its Knowledge, no claim for assessment or collection of any Tax related to LNLA has been asserted against LNLA that has not been paid. There are no Tax liens upon the assets (other than the lien of property taxes not yet due and payable) of LNLA. There is no valid basis, to the best of its Knowledge for any assessment, deficiency, notice, or similar intention to assess any Tax to be issued to LNLA by any governmental authority.

         4.8 No Conflict. The execution and performance of this Agreement and any other agreements contemplated hereby will not (i) conflict with or violate the Certificate of Incorporation or the By-laws of LNLA or (ii) violate in any material respect any Laws.

         4.9 Filings. LNLA is current in its reporting to the SEC and the SEC Filings of LNLA are true and correct and contain no material misstatement of fact as of the date of filing.

         4.10 Financial Documents. The financial statements that are part of the SEC Filings are true and complete copies of the financial statements of LNLA. These financial statements (i) have been prepared from the books and records of LNLA in accordance with GAAP consistently applied with prior periods, and (ii) are complete and correct and fairly reflect, in each case in all material respects, the financial condition and results of operations of LNLA as of the dates and for the periods indicated thereon.

         4.11 Compliance With Laws. LNLA materially complies with all material Laws applicable to it.

         4.12 Employee Benefit Plans. Except as set forth in the LNLA Disclosure Documents, LNLA has not with the past three (3) years maintained or contributed to any employee benefit plan, or any stock purchase plan, stock option plan, fringe benefit plan, bonus plan or any other deferred compensation agreement, plan or funding arrangement, whether or not such plan has been terminated and whether or not such plan is of legally binding nature in the form of an informal understanding. With respect to the plans, the laws as applicable, have been fulfilled in all material respects and no event has occurred nor does any condition exist which would subject LNLA or Solomon to any material penalty, excise tax or liability.

         4.13 Consents. Except as may be required by federal securities laws and regulations, no authorization, license, franchise, approval, order or consent of, and no registration, declaration or filing by LNLA with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with the execution, delivery and performance of this Agreement, and consummation of the Transaction.

         4.14 Liabilities. Except as otherwise disclosed in the LNLA Disclosure Documents, LNLA has no Liabilities, contingent or otherwise other than Liabilities not to exceed $15,000 in the aggregate, consisting of federal or state Taxes and SEC reporting costs and professional fees related thereto and which have been fully and adequately reflected or reserved against on its balance sheet.

         4.15 No Commissions. Except as otherwise disclosed in the LNLA Disclosure Documents, LNLA has not incurred any Obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

         4.16 Accuracy of Representations. None of the representations or warranties contained in this Agreement, including the LNLA Disclosure Documents, contains, or will contain at the Closing Date, any false or misleading statement, or omits, or will omit at the Closing Date, any fact or statement necessary to make the other statements or facts set forth herein or therein not false or misleading.

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

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF STG AND
                         CONTROLLING SHAREHOLDER OF STG

         Except as set forth in the STG Disclosure Documents, Solomon, with respect to Sections 5.4, 5.5 and 5.6, and STG with respect to all other sections of this Article V, represents and warrants to, and agrees with, LNLA as follows as of the date hereof with the knowledge and understanding that LNLA is relying materially upon such representations and warranties:

         5.1  Organization and Standing of STG.

         (a) As of the Effective Date, STG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign entity in each state where such qualification is necessary except where the failure to qualify will not have a Material Adverse Effect.

         (b) As of the Closing, STG will be a corporation, validly existing and in good standing under the laws of the State of Delaware and will have the requisite corporate power to carry on its business as then currently conducted and to own its assets and will be duly qualified to transact business as a foreign corporation in each state where such qualification is necessary except where the failure to qualify will not have a Material Adverse Effect.

         5.2 Subsidiaries. STG has no Subsidiaries and no interest in any other corporation, partnership, joint venture or other entity.

         5.3  Capitalization.

         (a) As of the Effective Date, the membership interests in STG are not certificated but are set forth in STG's operating agreement. Except as set forth on Schedule 5.3(a), there are no outstanding (i) rights to purchase or subscribe for any membership interests, or other ownership interests of STG, (ii) Obligations of STG, whether absolute or contingent, to issue any equity securities or other ownership interests, (iii) debt or equity securities directly or indirectly convertible into any equity securities of STG or (iv) any agreements, options, rights of first refusal or other similar rights with respect to the membership interests of STG. Further, except as required in this Agreement, prior to the Closing, STG will take no action to authorize the issuance of any options, warrants, rights, or any securities convertible into membership interests of STG.

         (b) As of the Closing, the authorized capital stock of STG will consist of 110,000 shares, comprised of 100,000 shares of common stock of which 1,000 shares will be issued and outstanding and 10,000 shares of preferred stock of which no shares will have been issued. The shares of common stock of STG that are issued and outstanding as of the Closing will be duly authorized, validly issued and outstanding, fully paid and nonassessable, and will not have been issued in violation of the preemptive rights of any person. As of the Closing, there will be no outstanding (i) options, warrants or rights to purchase or subscribe for any equity securities, or other ownership interests of STG, (ii) Obligations of STG, whether absolute or contingent, to issue any shares of equity securities or other ownership interests, (iii) debt or equity securities directly or indirectly convertible into any equity securities of STG or (iv) any shareholder agreements, options, rights of first refusal or other similar rights with respect to the capital stock of STG. Further, except as required in this Agreement, prior to the Closing, STG will take no action to authorize the issuance of any options, warrants, stock rights, stock dividends, or any securities convertible into capital stock of STG.

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

         5.4  Equity/Share Ownership.

         (a) As of the Effective Date, Solomon is the record and beneficial owner of all of the membership interests of STG free and clear of all Liens of any kind.

         (b) As of the Closing and upon the conversion of STG to a corporation, Solomon will be the record and beneficial owner of all of the outstanding capital stock of STG free and clear of all Liens of any kind. Upon execution of this Agreement and delivery at Closing of the certificates for the Exchange Shares and rights to shares pursuant to the Exchange, LNLA shall receive marketable title to such shares free and clear of all Liens of third parties.

         5.5 Investment. Solomon hereby represents, warrants and agrees that he will be acquiring the Solomon Shares, for investment, for his own account, and not with a view to the distribution of the Solomon Shares. In such connection, Solomon further represents and warrants that he understands that LNLA is issuing the Solomon Shares to him in reliance upon an exemption from the registration requirements pursuant to Section 5 of the Securities Act and the rules and regulations thereunder. Solomon agrees that the Solomon Shares may not be sold, transferred, pledged, hypothecated, assigned or otherwise disposed of by him unless LNLA shall have been supplied with evidence satisfactory to it and its counsel that such transfer is not in violation of the Securities Act. Furthermore, Solomon understands that the certificates for the Solomon Shares shall bear an appropriate restrictive legend to reflect the foregoing restrictions and that stop transfer instructions will be placed against the Solomon Shares with respect thereto. Solomon consents to the placing of such legend on the certificates for the Solomon Shares. Furthermore, Solomon hereby represents and warrants that he is acquiring the Solomon Shares hereunder solely for investment and not with a view to, or for sale in connection with, any distribution thereof in any transaction or series of transactions that would be in violation of the securities laws of the United States or any state thereof.

         5.6 Accredited Investor. Solomon hereby represents and warrants to LNLA that he is an "accredited investor" within the meaning of Rule 501(a) of Regulation D of the Securities Act. Furthermore, Solomon hereby represents and warrants that he is familiar with the business and financial condition, properties, operation and prospects of LNLA and that he has been granted the opportunity to ask questions of, and receive answers from, representatives of LNLA and to obtain any additional information that he deems necessary or appropriate. Solomon hereby represents and warrants that (i) his financial situation is such that he can afford to bear the economic risk of holding the Solomon Shares for an indefinite period, (ii) he can afford to suffer the complete loss of his investment in the Solomon Shares, (iii), he has adequate means of providing for his and his dependents' current needs and possible personal contingencies, (iv) he has no need for liquidity in this investment, and (v) can afford a complete loss of such investment.

         5.7 Governmental Approval; Consents. No authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by STG with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with the execution, delivery and performance of this Agreement and consummation of the transaction. No consent, approval, authorization of, or declaration of any other parties are required to be received by or on the part of STG to enable it to enter into and carry out this Agreement.

         5.8 Authority. STG has the requisite authority to execute, deliver and perform the this Agreement. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by STG in accordance herewith, the legal, valid and binding Obligations of STG enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.

         5.9 Litigation. There is no claim, action, proceeding, or investigation pending or, to its Knowledge, threatened against or affecting STG before or by any court, arbitrator or governmental agency or authority. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against STG.

         5.10 No Commissions. STG has not incurred any Obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby, other than the issuance pursuant to the Investment Banking Agreement between Sunrise and STG dated October 26, 2004, as amended to Sunrise Securities Corp. and/or its designees of 2% of the fully diluted shares of LNLA Stock on a post-Exchange pre-Offering basis as set forth on Exhibit A attached hereto.

         5.11 Accuracy of Representations. None of the representations or warranties contained in this Agreement contain or will contain at the Closing any false or misleading statement, or omits, or will omit at the Closing any fact or statement necessary to make the other statements or facts set forth herein or therein not false or misleading.

         5.12 Taxes. STG has duly filed all returns required, in the opinion of its tax accountants, to be filed by it. To the Knowledge of STG such returns were, when filed, and are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. STG has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date. STG is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and, to the best of its Knowledge, no claim for assessment or collection of any Tax related to STG has been asserted against STG that has not been paid. There are no Tax liens upon the assets (other than the lien of property Taxes not yet due and payable) of STG. There is no valid basis, to the best of its Knowledge for any assessment, deficiency, notice, or similar intention to assess any Tax to be issued to STG by any governmental authority.

         5.13 Liabilities. Except as set forth in the STG Disclosure Documents or as incurred in the ordinary course of business, STG has no Liabilities, contingent or otherwise.

         5.14 Financial Statements:  No Material Adverse Change.

                  (a) STG has made available to LNLA its audited financial statements for the periods ending December 31, 2004 and December 31, 2003 and its unaudited financial statements including balance sheet at June 30, 2005 (collectively, the "Financial Statements" and June 30, 2005 is the "Balance Sheet Date"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present the financial condition and operating results of STG as of the dates, and for the periods, indicated therein.

                  (b) Except as set forth in the STG Disclosure Documents, since the Balance Sheet Date, there has not been (i) any Material Adverse Change to STG, (ii) any incurrence, satisfaction or discharge of any lien on any asset or property of STG, (iii) any waiver or compromise of any valuable right of STG, or the cancellation of any material debt or material claim held by STG, (iv) any payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of STG, or any agreement or commitment therefore, (v) any mortgage, pledge, sale, assignment or transfer of any material tangible or intangible assets of STG, except in the ordinary course of business, (vi) any loan or guaranty by STG to or for the benefit of any officer, director, employee, consultant or stockholder, or any member of their immediate families, or any agreement or commitment therefore, other than travel expense advances made by STG to its officers, directors, employees, consultants or stockholders in the ordinary course of business, (vii) any material damage, destruction or loss (whether or not covered by insurance) affecting the assets of STG, (viii) any increase, direct or indirect, in the compensation (including salary, bonus, insurance or pension benefits) paid or payable to or for the benefit of any officer, director, employee or consultant of STG other than in the ordinary course of business, (ix) any material change to a material contract or agreement by which STG or any of its assets is bound or subject, (x) any sale, assignment or transfer of any intellectual property rights or any other material intangible or tangible assets, other than in the ordinary course of business, (xi) any resignation or termination of employment of any officer or key employee of STG; and STG, is not aware of any impending resignation or termination of employment of any such officer or key employee, (xii) any change or amendment to any of the governing documents of STG, or (xiii) any arrangement or commitment by STG to do any of the things described in this Section 5.14.

                  (c) Except as set forth in the STG Disclosure Documents, since the Balance Sheet Date, STG has not incurred any Liabilities or Obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except for Liabilities, Obligations or contingencies (i) which are reflected in the Financial Statements, (ii) which were incurred in the ordinary course of business after the Balance Sheet Date and consistent with past practices, (iii) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iv) which arise as a result of the Transactions. Since the Balance Sheet Date, there has been no change in any significant accounting (including tax accounting) policies, practices or procedures of STG.

         5.15 Contracts. Except as set forth in the STG Disclosure Documents, STG is not a party to any written or oral (a) Contract with any labor union; (b) material Contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of normal operating requirements; (c) Contract for the employment of any officer, individual employee or other person on a full-time basis or any contract with any Person on a consulting basis providing for a payment to such officer, employee or other person in excess of $10,000 per year; (d) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a material lien on any assets of STG; (e) guaranty of any material Obligation for borrowed money; (f) material lease or agreement under which STG is lessee of or holds or operates any property, real or personal, owned by any other party; (g) material lease or agreement under which STG is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by STG; (h) agreement or other commitment for capital expenditures in excess of $10,000; (i) Contract, agreement or commitment under which STG is obligated to pay any broker's fees, finder's fees or any such similar fees, to any third party in connection with the Transactions; (j) Contract with any present or former officer, director, stockholder or affiliate of STG; or (k) any other Contract, agreement, arrangement or understanding, other than customer contracts, which is material to the business of STG including, without limitation, for the issuance of any securities of LNLA post-Exchange that are not otherwise contemplated by this Agreement. All such Contracts constitute the valid and binding Obligations of STG and, to the knowledge of STG, the other parties thereto, enforceable in accordance with their terms, except as enforcement may be limited by the Enforceability Exceptions.

         5.16 Intellectual Property. STG owns or possesses adequate licenses or other rights to use all intellectual property material to its business as currently conducted and as proposed to be conducted, and STG has not received any written notice of infringement of or conflict with asserted rights of others with respect to the use of any intellectual property. To the knowledge of STG, all intellectual property material to its business as currently conducted and as proposed to be conducted are valid and enforceable and STG has performed all acts and has paid all required fees and Taxes to maintain all registrations and applications of such intellectual property in full force and effect. STG does not, in the conduct of its business as now conducted or as proposed to be conducted, infringe or conflict with any right of any third party, known to STG, where such infringement or conflict would reasonably be expected to result in any Material Adverse Effect. STG is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of any Obligations hereunder, be in breach of any license or other agreement relating to any intellectual property, except as would not have a Material Adverse Effect. To the knowledge of STG, no third party is infringing or has infringed any intellectual property of STG.

         5.17 Schedule 14f-1. STG (or its counsel) shall promptly, following the execution of this Agreement, either (i) draft and submit to LNLA's counsel for review a Schedule 14f-1 with respect to the transactions contemplated by this Agreement or (ii) provide to LNLA (or its counsel) all information and assistance reasonably requested by LNLA or its counsel to prepare such Schedule 14f-1.

         5.18. No Conflict. The execution and performance of this Agreement and any other agreements contemplated hereby will not (i) conflict with or violate the Limited Liability Operating Agreement of STG or, upon conversion to a corporation, the Certificate of Incorporation or the by-laws of STG or (ii) violate in any material respect any Laws.

                                   ARTICLE VI
                  CONDITIONS TO OBLIGATIONS OF STG AND SOLOMON

         In addition to the deliveries provided for in Article III, the obligation to consummate the Closing by STG and Solomon is subject to the following conditions:

         6.1 Compliance by LNLA. LNLA shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by LNLA prior to or on the Closing Date.

         6.2 New Directors and Officers. Effective as of the Closing, Derek Caldwell ("Caldwell"), Samir N. Masri ("Masri"), and all other current directors of LNLA, shall have elected two (2) nominees of STG and/or Solomon and, simultaneously therewith, Caldwell and Masri shall have tendered to the board of directors of LNLA, their resignations, in writing, as directors of LNLA. Also effective as of the Closing, all current officers of LNLA shall have tendered their resignations, in writing, to LNLA.

         6.3 Continued Market for Shares. As of the Closing, the shares of LNLA Stock shall continue to be eligible for quotation on the NASD Over the Counter Bulletin Board and not subject to any contemplated delisting, trading halt, or other restriction on trading.

         6.4 Accuracy of LNLA Representations. The representations and warranties of LNLA (including any exhibit hereto and the LNLA Disclosure Schedule) or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true in all material respects at and as of the Closing Date.

         6.5 Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or threatened.

         6.6 Documents. All documents and instruments to be delivered by LNLA to STG at the Closing pursuant to Section 3.2 shall have been delivered in accordance with such section.

         6.7 Opinion of Counsel. LNLA shall provide to STG the written opinion of its legal counsel in substantially the form of opinion attached hereto as Exhibit C.

         6.8 Filings. All documents that are necessary to be filed prior to the closing of the transactions contemplated hereby shall have been filed with the applicable governmental and regulatory authorities, including, without limitation, the SEC.

                                   ARTICLE VII
                        CONDITIONS TO LNLA'S OBLIGATIONS

         In addition to the deliveries provided for in Article 3, LNLA's obligation to consummate the Closing is subject to the following conditions:

         7.1 Compliance by STG. STG shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by STG prior to or on the Closing Date.

         7.2 Payment.  STG shall have paid all amounts as provided for in
Section 2.3 of this Agreement.

         7.3 Accuracy of STG Representations. The representations and warranties of STG contained in this Agreement or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true in all material respects.

         7.4 Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or, to STG's Knowledge, be threatened.

         7.5 Documents. All documents and instruments to be delivered to LNLA by STG at the Closing shall have been delivered pursuant to Section 3.1 and in accordance with such section.

         7.6. Opinion of Counsel. STG shall provide to LNLA the written opinion of its legal counsel in substantially the form of opinion attached hereto as Exhibit D.

         7.7 Closing of the Offering. Prior to the Closing, STG shall have received at least two million dollars ($2,000,000) into escrow in the Offering and all closing conditions for the Offering, other than the Closing of the Exchange, shall have been satisfied or waived. In the event this condition is not satisfied or waived within sixty (60) days after the Private Placement Memorandum is first sent to prospective investors (unless such date shall be extended by the mutual written agreement of the parties hereto), either party may terminate this Agreement without further obligation of any kind.

         7.8 Solomon Employment Agreement. LNLA will have assumed that certain Employment Agreement by and between STG and Solomon dated as of the Closing in substantially the form provided to and agreed to by counsel for LNLA.

         7.9 Lock-Up Agreement. Solomon shall enter into a Lock-Up Agreement in substantially the form of Exhibit B attached hereto.

         7.10 Filings. All documents that are necessary to be filed prior to the closing of the transactions contemplated hereby shall have been filed with the applicable governmental and regulatory authorities.


                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         8.1 Post-Closing Capitalization. After the Exchange but prior to the closing of the Offering, STG shall have a capitalization as reflected on Exhibit A attached hereto.

         8.2 Shareholder Claims. If any shareholder(s) of LINLA raises a claim or action for damages or harm caused to them by the failure by LNLA to make filing(s) required to be made by it prior to Closing with the SEC or the omission of an auditor's review of such filings and take action against the Company, and as a result of such action(s), the Company or its management or directors incur any fees, damages, penalties or related costs defending itself from any and all such claims and actions (including attorneys fees or other professional fees), then the amounts paid pursuant to paragraph 2.3 of this Agreement shall be adjusted downward by the total amount of such fees, damages, penalties and related costs up to a maximum of the amounts paid by STG as stated in paragraph 2.3 and there shall be a refund to STG equal to such adjustment.

         8.3 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby. Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Exchange and the other transactions contemplated by this Agreement, including
(A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all other necessary registrations and filings (including filings with governmental authorities, if any) and (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Exchange that are necessary to consummate the Exchange and the transactions contemplated hereby.

         8.4 Payment to LNLA Holders. Each of the parties hereto agrees to do such things as reasonably necessary to ensure that each of the LNLA Holders receive, promptly after the Closing (and in any event, within three business days thereafter), the payments to which they are entitled pursuant to this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Expenses. Each party shall bear its own costs in respect of the Transactions. Notwithstanding the foregoing, all legal fees of Pedley Zielke Gordinier & Pence, PLLC, counsel to LNLA, and other associated costs (the "PZGP Fees") shall be paid out of the $86,000 to be transferred to the LNLA Holders at the Closing and shall be paid by wire transfer directly to Pedley Zielke Gordinier & Pence, PLLC at the Closing.

         9.2 Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any certificate delivered by or on behalf of STG, LNLA, or Solomon pursuant hereto, or in connection with the transactions contemplated hereby shall be deemed representations, warranties and covenants by STG, LNLA, or Solomon, as the case may be, hereunder. All representations, warranties, and covenants made by STG, LNLA, or Solomon in this Agreement, or pursuant hereto shall terminate two (2) years from the Closing Date.

         9.3 Succession and Assignments; Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party or parties. Any attempted assignment in violation of this section 9.3 shall be void and ineffective for all purposes. In the event of an assignment permitted by this section 9.3, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement.

         9.4 Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (a) sent by facsimile transmission, (b) or with respect of notices from the United States sent by the United States Postal Service, registered or certified mail, return receipt requested, or (c) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section):

               (i) If to STG:              ShowToGo, LLC.
                                           815 Summit Road
                                           Narberth, Pennsylvania 19072
                                           Attn:  David Solomon
                                           Fax: (610) 660-0653

               With a copy to:             Flamm, Boroff & Bacine, P.C.
                                           794 Penllyn Pike
                                           Blue Bell, Pennsylvania 19422
                                           Attn: Dominic Liberi, Esq.
                                           Fax No.: (267) 419-1560

               (ii) If to LNLA:            Lincoln International Corporation
                                           641 Lexington Avenue, 25th Floor
                                           New York, New York 10022
                                           Attn:  Nathan Low
                                           Fax: (212) 750-7277

               With a copy to:             David Pedley, Esquire
                                           Pedley Zielke Gordinier & Pence, PLLC
                                           2000 Meidinger Tower
                                           462 South 4th Street
                                           Louisville, KY 40202
                                           Fax: (502) 584-0422

All such notices shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (A) the day delivered to such address by hand, if personally delivered; or sent by facsimile transmission provided such transmission has been confirmed as sent, (B) the third (3rd) business day following the date deposited with the United States Postal Service, or (C) the next business day after shipment overnight by recognized courier service.

         9.5 Governing Law; Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         9.6 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement. Facsimile counterpart signatures to this Agreement shall be acceptable and binding.

         9.7 No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

         9.8 Entire Agreement. This Agreement, including any exhibits and Disclosure Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof, and cannot be amended, waived or changed except in writing, signed by the party to be bound thereby.

         9.9 Waiver of Jury Trial. Each of the parties hereto expressly waives its right to a jury trial with respect to any such suit, litigation or other judicial proceeding.

         9.10 Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

         9.11 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

         9.12 Termination. This Agreement may be terminated by: (a) the mutual written consent of LNLA and STG, (b) LNLA by written notice to STG if there has been a material breach of the representations or warranties on the part of STG or Solomon set forth in this Agreement and such material breach has not been cured within five (5) days of notice of such material breach to STG or Solomon, or (c) STG by written notice to LNLA if there has been a material breach of the representations or warranties on the part of LNLA and such material breach has not been cured within five (5) days of notice of such material breach to LNLA. No termination of this Agreement pursuant to this Section 9.12 shall excuse any breach by STG or LNLA of any provision of this Agreement occurring prior to such termination. In the event of any such termination, the party initiating the termination shall immediately deliver written notice of same to Sunrise Securities Corp., Attn.: Nathan Low, President, via certified mail to 641 Lexington Avenue, New York, New York 10022 or via confirmed facsimile transmission to (212)-750-7277.


                   [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK
                            SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the Effective Date.

                                               LNLA:
                                               LINCOLN INTERNATIONAL CORPORATION



                                               By: /s/ DEREK CALDWELL

                                               Name: DEREK CALDWELL
                                               Title:  President

                                               STG:
                                               SHOWTOGO, INC.


                                               By: /s/ DAVID SOLOMON

                                               Name: DAVID SOLOMON
                                               Title:


                                               /s/ DAVID SOLOMON
                                               --------------------------------
                                               DAVID SOLOMON

                                               As to Section 8.2 only:


                                               /s/ NATHAN LOW
                                               --------------------------------
                                               NATHAN LOW













                   Signature Page to Share Exchange Agreement

                                    EXHIBIT A

                 POST-EXCHANGE PRE-OFFERING CAPITALIZATION TABLE



                                                                                Shares of         Ownership %
                                                                              Common Stock      of the Combined
                                                                               and Warrants         Company

LINLA Existing Shareholders:                                                     2,610,000           10.00%


Show To Go, Inc.'s ("STG") shareholders to be issued shares of common stock     22,968,000           88.0%
("Common Stock") of LNLA upon the closing of the Merger, such shares constituting the Solomon Shares:

Designees of Sunrise Securities Corp. to be issued shares of Common Stock of
LNLA upon the closing of the Merger, such shares constituting the Sunrise
Shares:
         Nathan Low                                                                247,950           0.95%
         Amnon Mandelbaum                                                          247,950           0.95%
         David Goodfriend                                                           26,100           0.10%

Total Pre Financing and Post Merger Shares of Common Stock outstanding on a     26,100,000            100%
fully diluted and converted basis

                                    EXHIBIT B

                                LOCK-UP AGREEMENT

                                    EXHIBIT C

                             FORM OF OPINION OF PZGP

                                    EXHIBIT D

                             FORM OF OPINION OF FB&B

                           STG Schedule of Exceptions

5.3(a)

Investment Agreement dated January 2, 2005 by and between STG and Emmanuel Gill whereby Mr. Gill has the right to convert the unpaid balance of his equipment financings to STG of up to $1 million dollars at 80% of the offering price (in the round of financing following the private offering contemplated in connection with the Share Exchange Agreement) of securities of LNLA.